Exhibit 99.1




   Cadence Financial Corporation Acquires Seasons Bancshares, Inc.


    STARKVILLE, Miss.--(BUSINESS WIRE)--Nov. 14, 2006--Cadence Financial Corporation ("Cadence") (AMEX:NBY) announced today that it completed the acquisition of Seasons Bancshares, Inc. of Blairsville, GA in an all-cash transaction valued at approximately $16.9 million. Effective with the closing, Seasons' branches became branches of Cadence Bank. Seasons Bancshares is a $88 million banking company.

    "We are pleased to welcome the Seasons team as part of Cadence Financial Corporation," stated Lewis F. Mallory, Jr., chairman and chief executive officer of Cadence Financial Corporation. "The Seasons acquisition marks Cadence Bank's entry into Georgia through the Seasons' locations in Blairsville and Blue Ridge which are located in the attractive Blue Ridge mountain region of north Georgia. The acquisition also provides Cadence with access to a strong market in the northeast corridor of Atlanta, one of the fastest growing areas in the state."

    Bill Sutton, CEO of Seasons, stated, "We are excited to expand our banking resources under the Cadence brand and eager to offer our customers additional banking products available through Cadence. While our name will change, our staff remains 100% intact and we remain focused on providing our customers with superior banking services and the high levels of service they have come to expect."

    About Cadence Financial Corporation

    Cadence Financial Corporation is a $1.8 billion financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence's stock is listed on the American Stock Exchange under the ticker symbol of NBY.



    CONTACT: Cadence Financial Corporation
             Richard T. Haston, 662-324-4258